Exhibit 10.9

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of February 16, 2018, by and between ARE-SD REGION NO. 44, LLC, a Delaware limited liability company (“Landlord”), and PIPELINE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant have entered into that certain Lease Agreement dated as of January 3, 2018 (the “Lease”), wherein Landlord leases to Tenant certain premises consisting of approximately 9,143 rentable square feet (the “Premises”), located at 10578 Science Center Drive, San Diego, California, as more particularly described therein.

B. Tenant has requested that Landlord install a bulk nitrogen tank (the “Nitrogen Tank”) at the Building for use by Tenant (in common with other tenants of the Building having the right to use the Nitrogen Tank) in connection with its operations at the Premises.

C. Landlord and Tenant desire, subject to the terms and conditions set forth herein, to amend the Lease as provided in this First Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Installation of N2 Tank Systems. Prior to the Commencement Date of the Lease, Landlord shall cause the Nitrogen Tank and related improvements (“N2 Tank System”) to be installed in the location reflected on Exhibit A attached hereto. Tenant may commence using the N2 Tank System in common with other tenants having the right thereto as of the Commencement Date.

2.

Additional Rent. Commencing on the Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay to Landlord Additional Rent in the amount of $592.00 per month (“N2 Tank System Rent”) in connection with Landlord’s installation of the Nitrogen Tank System. If the Lease terminates prior to the expiration date of the Base Term, any N2 Tank System Rent that would have been due and payable over the balance of the Base Term shall be paid by Tenant to Landlord in a lump sum upon such early termination of this Lease.

3.

Generally. Tenant acknowledges and agrees that as of the Commencement Date, the N2 Tank System shall be shared with Forge Therapeutics, Inc., and may, during the Term, be shared with additional tenants of the Building. Tenant’s obligation to pay its share of Operating Expenses with respect to the N2 Tank System, shall be allocated among Tenant and other user tenants on a pro rata basis, with Tenant’s share based on the ratio of the rentable square footage of the Premises to the sum of the rentable square footages of the Premises and the premises of all other user tenants. In addition, Tenant shall pay, as part of Operating Expenses, for its usage of nitrogen which shall be monitored by flow meters installed by Landlord.

Landlord’s sole obligation for providing the N2 Tank System to Tenant shall be to contract with a third party to maintain the N2 Tank System as per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to supervise, oversee or confirm that the third party maintaining the N2 Tank System is maintaining the N2 Tank System as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the N2 Tank System when the N2 Tank System is not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide

Tenant with an alternative N2 Tank System. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such N2 Tank System will be operational at all times or that the N2 Tank System will be available for use by Tenant when needed.

4.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

4.	California Accessibility Disclosure. Tenant acknowledges and agrees that Section 44(r) of the Lease continues to apply.

5.	Miscellaneous.

(a) This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b) This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

(c) This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

(d) Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

(e) Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

PIPELINE THERAPEUTICS, INC.,
a Delaware corporation

By: /s/ Brian Stearns
Its: President

LANDLORD:

ARE-SD REGION NO. 44, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By: /s/ Gary Dean
Its: Senior Vice President, RE Legal Affairs

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